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                                                             EXHIBIT 28(H)(8)(B)

February 3, 2012

VIA ELECTRONIC MAIL
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Daniel R. Hayes
President
Lincoln Investment Advisors Corporation
One Granite Place
Concord, NH 03301

Re: Trading Services Agreement dated May 27, 2011 by and between Lincoln Investment Advisors Corporation and Milliman, Inc.

     Amended and Restated Consulting Agreement dated as of December 21, 2011, by and between Lincoln Investment Advisors Corporation and Milliman, Inc.

     Operating Procedures and Fee Agreement Pursuant to the Amended and Restated Consulting Agreement between Lincoln Investment Advisors Corporation and Milliman, Inc. dated December 21, 2011

     Side Letter to Consulting Agreement dated as of May 27, 2011 by and between Lincoln Investment Advisors Corporation and Milliman, Inc. (together, the "Agreements")

Dear Daniel:

We are writing to inform you that Milliman, Inc. ("Milliman") has contributed certain assets relating to its financial risk management division, including its rights and obligations under the Agreements, to Milliman Financial Risk Management LLC, a Delaware limited liability company and wholly owned subsidiary of Milliman ("Milliman FRM"). In connection with the contribution, Milliman FRM
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will assume, perform and discharge all obligations of Milliman under the
Agreements.

To the extent that the contribution of assets to Milliman FRM described above constitutes an event requiring your consent and/or waiver under the Agreements or allows you to terminate the Agreements, we are requesting that you provide such consent, waiver, and/or agreement not to terminate upon such contribution so that it is clear that the Agreements will not be affected by the contribution.

We respectfully request that you acknowledge receipt of this notice and consent to the contribution and assumption of all rights and obligations of Milliman under the Agreements effective as of the date of this letter. Please indicate such acknowledgment and consent by

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Daniel R. Hayes
February 3, 2012
Page 2

signing a copy of this letter in the space indicated below and returning it to me via electronic mail no later than February 6, 2012.

Your assistance is greatly appreciated. If you have any questions regarding this matter, please feel free to contact me at (312) 499-5739.

Sincerely,


/s/ Cassandra Becker
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Cassandra Becker
Milliman Financial Risk Management LLC
71 S. Wacker Drive, 31st Floor
Cassandra.becker@milliman.com
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ACKNOWLEDGED AND AGREED:


By: /s/ Daniel R. Hayes
    ---------------------------------
Name:  Daniel R. Hayes
Title: President
Date:  February 16, 2012